Exhibit 10.1

ADVISORY SERVICES AGREEMENT

THIS ADVISORY SERVICES AGREEMENT (this “Agreement”) is made effective as of the 24th day of October, 2008 (the “Effective Date”) by and between Magnetek, Inc., located at N49 W13650 Campbell Drive, Menomonee Falls, WI 53051 (“Magnetek” or the “Company”), and David A. Bloss, Sr. (“Advisor”).

WHEREAS, Advisor, a member of the Company’s Board of Directors (the “Board of Directors”), possesses certain management, executive officer and operations skills and experience and Magnetek desires to obtain the benefit of such skills and experience; and

WHEREAS, Advisor desires to make himself available to provide direction, mentoring, guidance and/or advice to the Chief Executive Officer of the Company (the “CEO”).

NOW THEREFORE, in consideration of the premises and the covenants and provisions contained herein, the parties agree as follows:

1.               Engagement.  Magnetek hereby engages Advisor to provide the advisory services set forth in Section 2 below, and Advisor hereby accepts the engagement and agrees to provide such advisory services in accordance with the terms and provisions of this Agreement.

2.               Advisory Services.  Advisor shall provide such direction, mentoring, guidance and/or advice to the CEO as may from time to time be requested by the CEO or the Board of Directors (the “Services”).  The Company and Advisor intend that the Services shall be limited in scope and nature so as to permit the Board of Directors to conclude that Advisor continues to qualify as an “independent director” under the provisions of Section 303A.02 of the New York Stock Exchange Corporate Governance Listing Standards and the Company’s guidelines.

3.               Reporting.  Advisor shall report to the Board of Directors with respect to the Services provided by Advisor under this Agreement at regularly scheduled meetings of the Board of Directors or as the Board of Directors otherwise requests.  Except as otherwise expressly requested by the Board of Directors, Advisor shall have no obligation or right to report to, or consult or otherwise communicate with, any other officer, employee or representative of the Company with respect to the Services provided by Advisor under this Agreement.

4.               Commitment.  Advisor shall devote such time as is required to effectively provide the Services and shall be reasonably available to meet in person with the CEO or the Board of Directors at the Company’s facility in Menomonee Falls, Wisconsin.

However, Advisor shall not be required to provide Services under this Agreement in an amount that exceeds twenty (20) hours per month.

5.               Compensation.

a.               In consideration for the Services to be provided by Advisor under this Agreement, on the Effective Date, the Board of Directors granted to Advisor non-qualified stock options to purchase 79,165 shares of the Company’s $0.01 par value common stock (the “Stock Options”).  The Stock Options were granted to Advisor in his capacity as a director of the Company under the Amended and Restated 1997 Non-Employee Director Stock Option Plan of Magnetek, Inc. (the “1997 Plan”) and are subject to the terms and conditions set forth in the 1997 Plan.

b.              The Stock Options had a grant date value of $100,000, as determined using the Black-Scholes model.  The Stock Options have a term of ten (10) years from the grant date, a vesting period of one (1) year and an exercise price of $2.09 (the fair market value of the Company’s common stock on the grant date).  Vesting of the Stock Options is further conditioned upon the performance of the Services by Advisor under this Agreement.

6.               Term.  This Agreement shall commence on the Effective Date and shall terminate on October 24, 2009.

7.               No Assignment.  Advisor shall not assign any of his duties and obligations under this Agreement without the prior written approval of Magnetek.

8.               Applicable Law.  The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Wisconsin without giving effect to principles of conflicts of law.

9.               General.

a.                           If any portion of this Agreement is found to be unenforceable, all other portions that can be separated from it, or appropriately limited in scope, shall remain fully valid and enforceable to the full extent permitted by law.

b.                          This Agreement contains the entire understanding between the parties with respect to the subject matter hereof.  All prior negotiations between the parties are merged into this Agreement, and there are no understandings or agreements other than those incorporated or referred to herein.

c.                           This Agreement may not be modified except by an instrument in writing signed by both parties and approved by the Board of Directors.

d.                          It is understood and agreed that Advisor shall be an independent contractor in performing the Services under this Agreement and shall not be considered an employee or executive officer of the Company.  Further, as an independent contractor, Advisor has no authority to enter into any contract or incur any liability on behalf of the Company or otherwise to direct the CEO or any other officer or employee of the Company to take or refrain from taking any action, whether or not related to the Services.

e.                           This Agreement may be executed in any number of counterparts, each of which shall be considered an original, and all of which together shall be deemed one and the same instrument.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Agreement.

ADVISOR	MAGNETEK, INC.

/s/ David A. Bloss, Sr.	By:	/s/ Mitchell I. Quain
David A. Bloss, Sr.		Mitchell I. Quain

	Title:	Chairman